MUTUAL FUND SERVICE AGREEMENT

      This Mutual Fund Service Agreement (the "Agreement") is entered into as of this __ day of ________, 2009, between ________________________________
("Intermediary") and Ultimus Fund Distributors, LLC (the "Fund Company"), on its own behalf and on behalf of the investment companies listed on Exhibit A hereto, as amended from time to time.

      WHEREAS, each such investment company (listed as part of Exhibit A) is registered with the Securities and Exchange Commission (the "SEC") as an open-end management investment company under the Investment Company Act of 1940 (the "1940 Act") and offers for sale shares of beneficial interest, which may include shares issued in separate series or classes (individually, a "Fund" and collectively, the "Funds"); and

      WHEREAS, the Fund Company is the principal underwriter for the Funds and wishes to make shares of the Funds available to customers of Intermediary; and

      WHEREAS, Intermediary wishes to make Fund shares available to its customers through Intermediary brokerage accounts and has entered into a separate written agreement with the Funds' transfer, shareholder servicing and/or other agent to facilitate the transmission of information regarding such accounts through the NETWORKING system of the National Securities Clearing Corporation ("NSCC") (that agreement and any exhibits thereto, the "NETWORKING Agreement"); and

      WHEREAS, the NETWORKING Agreement contemplates that Intermediary will provide certain services to its customers in accordance with the matrix levels established by NSCC, and Intermediary is willing to provide those and related services;

      NOW, THEREFORE, in consideration of the foregoing and the mutual promises herein contained, the parties agree as follows:

      1. CERTAIN DEFINED TERMS: As used in this Agreement, the term "Prospectus" means a Fund's current statutory prospectus and the term "Statement of Additional Information" or "SAI" means a Fund's current statement of additional information, whether in paper format or electronic format, each as included in the Fund's currently effective registration statement (or post-effective amendment thereto) filed with the SEC pursuant to the Securities Act of 1933 (the "1933 Act"). The terms "Prospectus" and "SAI" include any information that the Fund files with the SEC under the 1933 Act as a supplement to such prospectus or statement of additional information, respectively.

      2.    AVAILABILITY OF FUND SHARES TO CUSTOMERS:

            (a) Intermediary agrees to make Fund shares available to its customers pursuant to the policies and procedures set forth in this Agreement, the NETWORKING Agreement, applicable NSCC rules and procedures (including those governing the processing and settlement of purchase, exchange, and redemption orders through the NSCC's Fund/Serv system), and any other procedures that the parties may agree upon from time to time. Intermediary may determine to make shares of a Fund available to, and to perform any services for, only those Intermediary customers who, in order to participate in Intermediary's mutual fund service, have transferred shares of that Fund (or, for customers who wish to exchange into a Fund, another Fund that is distributed by the Fund Company and has exchange privileges with the Fund) into their brokerage accounts. With regard to each transaction in shares of a Fund for, and any services provided to, Intermediary customers pursuant to this Agreement: (i) Intermediary will act solely as agent for its customer; in no circumstances will Intermediary be authorized by this Agreement to act as agent for the Fund Company or for any Fund; (ii) Intermediary will initiate transactions only upon its customer's orders; (iii) the Fund Company will execute transactions only upon receiving instructions from Intermediary as agent for its customer; (iv) as between Intermediary and its customer, the customer will have full beneficial ownership of all Fund shares; and (v) each transaction will be for the customer's account and not for Intermediary's own account. Except as provided in Section 9 (relating to Indemnification), each transaction will be without recourse to Intermediary.

            (b) Intermediary agrees to make Fund shares available to its customers only at the public offering price, as determined in accordance with the Fund's Prospectus and SAI. Intermediary assumes no responsibility or liability for the determination of such price. Intermediary agrees to deliver or cause to be delivered to each customer, at or prior to the time of any purchase of shares of a Fund, a copy of the Prospectus of the Fund, unless such Prospectus already has been furnished to the customer. Intermediary agrees to deliver or cause to be delivered, upon request by a customer, a copy of the SAI of the Fund.

            (c) Intermediary agrees to place orders for Fund shares only to cover purchase orders that Intermediary has received from its customers.
Intermediary certifies that all orders for purchases and redemptions of Fund shares delivered to the Fund or its agent on any business day of the Fund shall have been received by Intermediary from its customers by the close of the regular session of trading (generally 4:00 p.m., Eastern time) on the New York Stock Exchange (the "Close of Trading") on such business day, and that any orders for purchases and redemptions received by it after the Close of Trading on any given business day will be transmitted to Fund or its agent on the next business day. Intermediary further certifies that all such orders received by it from customers by the Close of Trading on any business day will be delivered to the Fund or its agent on such business day.

            (d) Intermediary shall date and time stamp all orders received from its customers and shall promptly transmit such orders to the Fund Company or its designee so that such order may be executed at the net asset value next determined after receipt of such order by Intermediary, in accordance with the Prospectus of the applicable Fund. Intermediary will not withhold placing customers' orders so as to profit itself as a result of such withholding (for example, by a change in a Fund's net asset value from that used in determining the offering or redemption price to Intermediary's customers). Intermediary agrees to maintain records of all orders for the purchase and sale of Fund shares and to furnish to the Fund Company or its designee copies of such records upon request.

            (e) The Fund Company will not accept conditional orders for Fund shares. All orders are subject to acceptance or rejection by the Fund Company or the Fund in either's sole discretion. The Fund Company or any Fund may, without notice, suspend sales or withdraw the offering of Fund shares or make a limited offering of Fund shares.

            (f) It is hereby agreed that the Fund may apply a redemption fee for any short-term redemption of shares purchased within specified time frames set forth in the Fund's Prospectus. Any such fees shall be imposed in such a manner as to make it clear to the redeeming shareholder that the fee is being charged by the Fund.

            (g) Notwithstanding any other provision of this Agreement, Intermediary may assess a transaction fee against its customers upon the purchase, exchange, or redemption of Fund shares for the execution of such orders. Any such fees shall be imposed in such manner as to make it clear to Intermediary's customer that the fee is not being charged by the Fund.

            (h) The Fund Company will advise Intermediary in writing of the states and jurisdictions in which shares of each Fund are registered or qualified for sale under, or exempt from the requirements of, applicable laws. Intermediary agrees to make Fund shares available only to its customers who reside in such states and jurisdictions. The Fund Company immediately will advise Intermediary in writing if any such registration or qualification is terminated or if the Fund Company wishes to prevent Intermediary from placing purchase orders on behalf of its customers who reside in a particular state or jurisdiction. Intermediary may rely solely on the Fund Company's representations regarding the registration or qualification of Fund shares.

            (i) Unless required by the Prospectus or by any applicable federal or state law, rule, or regulation, certificates evidencing Fund shares will not be available, and any transaction in Fund shares will be effected and evidenced by book-entry on the records maintained by the Fund's transfer agent.

            (j) Nothing in this Agreement will be deemed or construed to make Intermediary a partner, employee, representative, or agent of the Fund Company or any Fund or to create a partnership, joint venture, syndicate, or association between or among said parties. Neither this Agreement nor the performance of the services of the parties hereunder will be considered to constitute an exclusive arrangement by either party hereto.

      3.    SERVICES TO BE PROVIDED BY INTERMEDIARY:

            (a) Brokerage accounts in which Intermediary customers hold Fund shares will be governed by this Agreement, the NETWORKING Agreement, applicable NSCC rules and procedures, and any other arrangement between Intermediary and the Fund Company (or an affiliate) relating to the subject matter hereof. Intermediary agrees to provide the services assigned to it pursuant to that matrix level ("NETWORKING services") and such other services as Intermediary deems necessary and desirable for the operation of its mutual fund service.

            (b) In addition to the assigned NETWORKING services, Intermediary will, in its discretion, perform certain other services intended to facilitate the maintenance of brokerage accounts in which Intermediary customers hold Fund shares.

            (c) Intermediary will render or cause to be rendered on-going personal services to its customers who hold Fund shares through Intermediary brokerage accounts as agreed between Intermediary and customer.

            (d) The Fund Company will rely on the  performance  of  Intermediary with respect to obtaining, verifying, and recording information that identifies customers of Intermediary. Intermediary agrees that it is responsible for complying with all applicable money laundering laws, regulations, and government guidance, including cash and suspicious activity reporting, customer identification and verification programs and recordkeeping requirements (collectively, "applicable AML laws"), for all of its customers, and Intermediary represents that it has adequate policies, procedures and internal controls in place to ensure compliance.

Intermediary will provide the Fund Company or its designee, upon request and within a reasonable time, an annual certification that it has complied with all applicable AML laws. Any such request for information shall not in any way be construed or impose any obligation upon the Fund Company to review and ensure the accuracy or adequacy of any of Intermediary's policies or procedures.

            (e) To the extent permitted by applicable federal or state law, rule, or regulation, Intermediary may delegate any of its responsibilities hereunder to a third party ("Service Provider"); provided, however, that (i) Intermediary will supervise the activities of such Service Provider to ensure that they comply with the terms of this Agreement; and (ii) Intermediary will remain responsible for the acts and omissions of such Service Provider.

      4. STATUS AS REGISTERED BROKER/DEALER: Intermediary hereby represents and warrants that it is duly registered as a broker/dealer under the Securities Exchange Act of 1934 (the "1934 Act"); that it is qualified to act as a broker/dealer in the states and jurisdictions where it transacts business; and that, to its knowledge, it is a member in good standing of the Financial Industry Regulatory Authority ("FINRA"). Intermediary agrees to maintain its broker/dealer registration and qualifications and its FINRA membership in good standing throughout the term of this Agreement. Intermediary agrees to notify the Fund Company promptly in the event that it ceases to be a member in good standing of FINRA or to be registered as a broker/dealer under the 1934 Act. Intermediary agrees to abide by all of the rules and regulations of FINRA.

      5. DISTRIBUTION/SERVICE FEES: In consideration for the services provided by Intermediary pursuant to this Agreement, each Fund shall pay Intermediary the fees set forth in EXHIBIT A to this Agreement. The parties agree that the fees are solely for shareholder servicing and other administrative services provided by Intermediary and do not constitute payment in any manner for investment advisory, distribution, trustee, or custodial services.

      6.    INFORMATION RELATING TO THE FUNDS:

            (a) No person is authorized to make any representations concerning shares of a Fund that are inconsistent with the Fund's currently effective registration statement, including exhibits thereto, or in the offering documents, sales literature, and marketing materials described in paragraph 6(b) below. Intermediary assumes no responsibility or liability for the representations contained in such registration statement or other materials provided by the Fund or the Fund Company to Intermediary for its use in accordance with the terms of this Agreement.

            (b) Without obtaining prior approval of the Fund Company, Intermediary will not use any offering documents, sales literature, or marketing materials (including material disseminated through radio, television, or other electronic media) concerning Fund shares, other than printed or electronic information provided by the Fund Company or a Fund. Intermediary will use its best efforts to ensure that any information provided by the Fund Company or a Fund that is marked confidential or otherwise indicates that it is intended for internal use only is not distributed or made available to investors.

      7. COMPLIANCE WITH REGISTRATION REQUIREMENTS: The Fund Company hereby represents and warrants that each Fund's shares have been registered or qualified for sale under the federal securities laws and the securities laws of those states and jurisdictions in which the Fund Company or the Fund has advised Intermediary that such shares have been so registered or qualified, and that each Fund's registration statement complies in all material respects with applicable regulatory and disclosure requirements. The Fund Company will indemnify and hold harmless Intermediary, each director, officer, employee, and agent of Intermediary, and each person who is or may be deemed to be controlling, controlled by or under common control with Intermediary from and against any and all direct and indirect claims, damages, losses, liabilities, or expenses (including the reasonable costs of investigation and reasonable attorney's fees) resulting from (a) any violation of any law, rule, or regulation relating to the registration or qualification of shares of a Fund, except to the extent such violation results from the willful misconduct or negligence of Intermediary; and (b) any untrue statement of a material fact contained in any Fund's registration statement or any offering documents, sales literature, or marketing materials provided to Intermediary, or any omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading. Such right of indemnification will survive the termination of this Agreement.

      8. USE OF PARTIES' NAMES: Neither party will use the name of the other party in any manner without the other party's written consent, except that advertising, promotional, and other written materials relating to the availability of Fund shares through Intermediary may include the names of particular Funds that are available to Intermediary customers or may indicate generally that Intermediary makes available to its customers certain funds distributed by the Fund Company and except as required by any applicable federal or state law, rule, or regulation.

      9.    INDEMNIFICATION:

            (a) The Fund Company will indemnify and hold harmless Intermediary, each director, officer, employee, and agent of Intermediary, and each person who is or may be deemed to be controlling, controlled by or under common control with Intermediary from and against any and all direct and indirect claims, damages, losses, liabilities, or expenses (including the reasonable costs of investigation and reasonable attorney's fees) resulting from the willful misconduct or negligence of Fund Company, its agents and employees in the performance of, or failure to perform, its obligations under this Agreement; PROVIDED, HOWEVER, that the Fund Company will not be liable for indemnification hereunder to the extent that any claim, damage, loss, liability, or expense results from the willful misconduct or gross negligence of Intermediary or its affiliates. Such right of indemnification will survive the termination of this Agreement.

            (b) Intermediary will indemnify and hold harmless the Fund Company and each director, officer, employee, and agent of the Fund Company, and each person who is or may be deemed to be controlling, controlled by or under common control with the Fund Company from and against any and all direct and indirect claims, damages, losses, liabilities, or expenses (including the reasonable costs of investigation and reasonable attorney's fees) resulting from any misrepresentations or statements contrary to fact by Intermediary in this Agreement or otherwise, or resulting from the willful misconduct or negligence of Intermediary, its agents and employees in the performance of, or failure to perform, its obligations under this Agreement; PROVIDED, HOWEVER, that Intermediary will not be liable for indemnification hereunder to the extent that any claim, damage, loss, liability, or expense results from the willful misconduct or gross negligence of the Fund Company or its affiliates. Such right of indemnification will survive the termination of this Agreement.

            (c) If any action, suit, or proceeding is initiated against any party indemnified hereunder ("Indemnified Party") with respect to which such party intends to seek indemnification, the Indemnified Party will notify the other party ("Indemnifying Party") of such action, suit, or proceeding promptly after service of the summons or other first legal process.

Such notice will be given by a means of prompt delivery that provides confirmation of receipt, as provided for in paragraph 12 below. The failure of the Indemnified Party so to notify the Indemnifying Party will relieve the Indemnifying Party of its indemnity obligation with respect to that action, suit, or proceeding to the extent that such omission results in the forfeiture of substantive rights or defenses by the Indemnifying Party; failure to give prompt notice will not relieve the Indemnifying Party of any liability that it otherwise may have to the Indemnified Party. The Indemnifying Party will be entitled to assume the defense of such action, suit, or proceeding. If the Indemnifying Party elects to assume the defense thereof and retains counsel, the Indemnified Party will bear the fees and expenses of any additional counsel retained by it. The Indemnifying Party will keep the Indemnified Party informed of all material developments and events relating to such action, suit, or proceeding. If the Indemnifying Party does not elect to assume the defense, the Indemnifying Party will reimburse the Indemnified Party for the reasonable fees and expenses of any counsel retained by it, which fees and expenses will be payable to the Indemnified Party at such intervals as the parties may determine or upon the Indemnifying Party's receipt of a bill related thereto.

      10. AMENDMENTS: This Agreement may be amended only by an instrument in writing signed by each party.

      11.   DURATION AND TERMINATION OF AGREEMENT:

            (a) This Agreement will continue in effect unless terminated as provided herein. Either party may terminate this Agreement without cause by giving the other party at least sixty (60) days' written notice of its intention to terminate. This Agreement will terminate effective immediately upon notice by either party in the event that the NETWORKING Agreement is terminated. The termination of this Agreement with respect to any given Fund will not cause its termination with respect to any other Fund.

            (b) In the event that (i) an application for a protective decree under the provisions of the Securities Investor Protection Act of 1970 is filed against a party; (ii) a party files a petition in bankruptcy or a petition seeking similar relief under any bankruptcy, insolvency, or similar law, or a proceeding is commenced against a party seeking such relief; or (iii) a party is found by the SEC, FINRA, or any other federal or state regulatory agency or authority to have violated any applicable federal or state law, rule, or regulation arising out of its activities in connection with this Agreement, this Agreement will terminate effective immediately upon notice of termination by the other party. Each party agrees to notify the other promptly in the event of any such filing or finding of violation.

      12. NOTICES: Except as otherwise specifically provided in this Agreement, all notices required or permitted to be given under this Agreement will be given in writing and delivered by personal service, by postage prepaid mail - return receipt requested, or by facsimile machine or a similar means of same day delivery which provides evidence of receipt. All notices to Fund Company will be given or sent to the address specified below. All notices to Intermediary will be given or sent to Intermediary at its offices at:

      _______________________________
      _______________________________
      _______________________________
      _______________________________

Each party may change the address to which notices will be sent by giving notice to the other party in accordance with this paragraph 12.

      13.   MISCELLANEOUS:

            (a) In the event of any conflict between this Agreement and the NETWORKING Agreement, the NETWORKING Agreement will prevail.

            (b) This Agreement will be governed by and construed in accordance with the laws of the State of Ohio, without giving effect to principles of choice of laws.

            (c) If any provision of this Agreement is held or made invalid by a court or regulatory agency decision, statute, rule or otherwise, the remainder of the Agreement will continue to be valid and enforceable.

            (d) Each party agrees that any Non-Public Personal Information, as the term is defined in Securities and Exchange Commission S-P ("Reg S-P"), may be disclosed by a party hereunder only for the specific purpose of permitting the other party to perform services set forth in this Agreement. Each party agrees that with respect to such information, it will comply with Reg S-P and any other applicable regulations and that it will not disclose any Non-Public Personal Information received in connection with this Agreement to any party except to the extent required to carry out the services set forth in this Agreement or as required by law.

            (e) The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions of this Agreement or otherwise affect their meaning or interpretation.

      14. RULE 22C-2: The following provisions apply to any Intermediary that has established an account with a Fund and submits trades on behalf of its customers through an omnibus account. In such instances the Fund will not administer its frequent trading policies or redemption fee policies (if applicable) at the Fund account level.

            (a). AGREEMENT TO PROVIDE INFORMATION. Intermediary agrees to provide the Fund, upon written request, the taxpayer identification number ("TIN"), the Individual/International Taxpayer Identification Number ("ITIN"), or other government-issued identifier ("GII"), if known, of any or all Shareholder(s) who have purchased, redeemed, transferred or exchanged shares of the Fund through an account with Intermediary during the period covered by the request.

            (i). PERIOD COVERED BY REQUEST. Requests must set forth a specific period, not to exceed 90 calendar days from the date of the request, for which transaction information is sought. The Fund may request transaction information older than 90 calendar days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund. The Fund acknowledges, however, that requests for transaction information older than 90 calendar days from the date of the Fund's request may require a longer response time.

            (ii). FORM AND TIMING OF RESPONSE. Intermediary agrees to transmit the requested information specified in Item 14(a) that is on its books and records to the Fund or its designee promptly, but in any event not later than 10 business days, after receipt of a request. If Intermediary holds shares for the account of an indirect intermediary, Intermediary agrees to: (i) provide or arrange to provide (as defined below) to the Fund the requested information regarding Shareholders who hold an account with one of its indirect intermediaries or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, Shares of the Fund. Intermediary additionally agrees to inform the Fund whether it plans to perform (i) or (ii). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format. For purposes of this provision, an "indirect intermediary" has the same meaning as in SEC Rule 22c-2 under the Investment Company Act.

            (iii). LIMITATIONS ON USE OF INFORMATION. The Fund, its affiliates and agents shall not use the information received for marketing, competitive analysis, or any other similar purpose without the prior written consent of the Intermediary. Each party will comply with all applicable federal and state laws, rules and regulations governing the privacy and confidentiality of Shareholder information disclosed pursuant to Rule 22c-2.

            (b). AGREEMENT TO RESTRICT TRADING. Intermediary agrees to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of Shares by a Shareholder for accounts on the Intermediary's books and records that have been identified by the Fund as having engaged in transactions in the Fund's Shares (directly or indirectly through the Intermediary's account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

            (i). FORM OF INSTRUCTIONS. Instructions must include the TIN, ITIN, or GII, if known, and the specific restriction(s) to be executed. If the TIN, ITIN, or GII is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

            (ii). TIMING OF RESPONSE. Intermediary agrees to execute instructions as soon as reasonably practicable, but not later than 5 business days after receipt of the instructions by the Intermediary.

            (iii). CONFIRMATION BY INTERMEDIARY. Intermediary must provide written confirmation to the Fund that instructions have been executed. Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than 10 business days after the instructions have been executed.

            (c). DEFINITIONS. For purposes of this section:

            (i). The term "Funds" includes the Fund Agent and the Funds' transfer agent. The term does not include any "excepted funds" as defined in SEC Rule 22c-2(b) under the Investment Company Act of 1940.

            (ii). The term "provide or arrange to provide" means if the record keeping is not done on the books and records of Intermediary, Intermediary will provide the information request to its indirect intermediary and will use its best efforts to assist the Fund or Fund Company in obtaining the requested information from its indirect intermediary.

            (iii). The term "Shares" means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the Investment Company Act of 1940 that are held by the Intermediary.

            (iv). The term "Shareholder" means the beneficial owner of Shares, whether the Shares are held directly or by the Intermediary in nominee name.

            (v). The term "written" includes electronic writings and facsimile transmissions.

            (vi).   The  term   "purchase"   does  not  include  the   automatic
            reinvestment of dividends.

            IN WITNESS WHEREOF, this Agreement has been executed as of the date set forth above by a duly authorized representative of the parties hereto.


ULTIMUS FUND DISTRIBUTORS, LLC

Address:    225 Pictoria Drive, Suite 450
            Cincinnati, Ohio  45246

By:   ______________________________________
      Authorized Representative

Printed:____________________________________


____________________________________________
            Intermediary Name

By:   ______________________________________
      Authorized Representative

Printed:____________________________________

                                    EXHIBIT A

The Fund Company is the principal underwriter for each of the following Fund(s):

                                                                    FEES (AS A
                                                                    PERCENTAGE
                                                                    OF AVERAGE
         FUND NAME                           TICKER      CUSIP      ACCOUNT BALANCES)
-------------------------------------------------------------------------------------
The Chesapeake Core Growth Fund              CHCGX     36559B708    0.25% per annum
The Chesapeake Growth Fund - Class A         CHEAX     36559B203    0.25% per annum
The Chesapeake Growth Fund - Institutional   CHESX     36559B401    None